Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Reports Higher Third Quarter Sales on

Growing Strength in Industrial Markets

PITTSBURGH, October 28, 2010 – MSA (NYSE) today announced that net sales for the third quarter of 2010 were $242.0 million, compared with $228.5 million for the third quarter of 2009, an increase of $13.5 million, or 6 percent. Net income for the third quarter of 2010 was $9.6 million, or 27 cents per basic share, a decrease of $1.4 million, or 12 percent, compared with $11.0 million, or 31 cents per basic share, for the same quarter last year. Excluding after-tax costs of $1.6 million associated with the recent acquisition of General Monitors, $2.3 million of currency exchange losses, and $0.8 million of incremental restructuring charges, net income increased by $3.3 million or 30 percent compared to the same quarter last year.

MSA’s consolidated sales in the third quarter reflected continued strengthening in the company’s core industrial market, noted William M. Lambert, MSA President and CEO. “While the economic recovery continues to be very tedious, I am pleased to report that we are seeing some nice growth in mining and industrial markets,” Mr. Lambert said. “Our incoming order book remains strong and continues to provide us with cautious optimism that the core industrial markets we serve, which make up two-thirds of our sales, are slowly and steadily improving,” he said.

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For the quarter, sales in the company’s North American segment increased $4.8 million, or 5 percent, compared to the same period in 2009. During the third quarter, the company continued to see strong demand in its core industrial markets, which led to higher shipments of gas detection instruments and industrial head protection products, up $5.4 million and $4.5 million, respectively. These increases were partially offset by lower sales of self-contained breathing apparatus (SCBA) in the fire service market, down $2.6 million, and gas masks, down $2.2 million.

Sales in the company’s European segment decreased $3.4 million, or 5 percent, in the current quarter, reflecting the currency translation effects of a weaker euro. Local currency sales increased $2.1 million during the third quarter of 2010, reflecting improved SCBA sales in Germany and stronger instrument sales in northern Europe. Currency translation effects decreased third quarter European segment sales, when stated in U.S. dollars, by $5.5 million, due to a weaker euro.

Sales in MSA’s International segment increased by $12.1 million, or 21 percent, in the current quarter. Local currency sales were up $9.1 million in the current quarter, reflecting strong sales in Africa and Latin America, primarily in mining markets. Currency translation effects increased International segment sales, when stated in U.S. dollars, by $3.0 million, primarily related to a strengthening of the Australian dollar, South African rand, and Brazilian real.

Net income in the company’s North American segment was flat on the 5 percent increase in sales in the third quarter of 2010.

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MSA’s European segment reported a net loss for the third quarter of $0.3 million, compared to a net loss of $1.1 million during the third quarter of 2009. The improvement was related to the modest increase in local currency sales. Currency translation effects reduced the current period loss in the European segment, when stated in U.S. dollars, by $0.2 million.

International segment net income for the third quarter was $3.3 million, an increase of $1.6 million, compared to $1.7 million in the same quarter last year. Higher net income was primarily related to higher sales, partially offset by higher selling, general and administrative expenses. Currency translation effects were not significant.

“While we remain committed to investing in targeted growth areas, as demonstrated by our recent acquisition of General Monitors, we are mindful of the ongoing economic uncertainties and continue to exercise discipline in managing our operating costs,” Mr. Lambert said. “We are confident that our focus on managing these costs, while investing in core products in both developed and emerging markets, will help us weather the slow economic recovery and emerge in a way that will significantly increase shareholder value as the world economies gain further strength,” he concluded.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of safety products that protect people’s health and safety. Many MSA products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, oil, gas and petrochemical industry, homeland security, construction, mining and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, ballistic body armor, fall protection devices and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has annual sales of approximately $1 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and more than 40 international locations. Additional information is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are spending patterns of government agencies, competitive pressures, product liability claims and our ability to collect related insurance receivables, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009

Net sales	$242,019	$228,486	$691,626	$673,893
Other income	1,039	150	2,359	1,681

	243,058	228,636	693,985	675,574

Cost of products sold	151,340	145,354	428,268	422,469
Selling, general and administrative	61,185	57,313	184,005	170,174
Research and development	7,938	7,119	23,956	21,405
Restructuring and other charges	2,082	840	11,509	9,901
Interest	1,686	1,681	4,911	5,442
Currency exchange losses (gains)	3,545	42	(90)	(305)

	227,776	212,349	652,559	629,086

Income before income taxes	15,282	16,287	41,426	46,488
Provision for income taxes	5,297	5,154	14,387	15,754

Net income	9,985	11,133	27,039	30,734
Net income attributable to noncontrolling interests	(382)	(179)	(703)	(101)

Net income attributable to Mine Safety Appliances Company	9,603	10,954	26,336	30,633

Basic earnings per common share	$0.27	$0.31	$0.73	$0.86

Diluted earnings per common share	$0.26	$0.30	$0.72	$0.85

Dividends per common share	$0.25	$0.24	$0.74	$0.72

Basic shares outstanding	35,917	35,680	35,819	35,662
Diluted shares outstanding	36,391	35,938	36,366	35,860

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	September 30, 2010	December 31, 2009
Current assets
Cash and cash equivalents	$47,413	$61,983
Trade receivables, net	186,128	173,355
Inventories	142,600	123,944
Other current assets	62,455	74,743

Total current assets	438,596	434,025

Property, net	141,114	144,575
Prepaid pension cost	115,415	105,812
Goodwill	84,874	84,727
Other noncurrent assets	130,950	106,089

Total	910,949	875,228

Current liabilities
Notes payable and current portion of long-term debt	$51,447	$16,326
Accounts payable	55,589	43,487
Other current liabilities	99,065	108,637

Total current liabilities	206,101	168,450

Long-term debt	72,106	82,114
Pensions and other employee benefits	126,973	125,387
Deferred tax liabilities	45,075	44,800
Other noncurrent liabilities	14,012	15,077
Equity	446,682	439,400

Total	910,949	875,228

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Net sales
North America	$111,915	$107,054	$327,803	$330,133
Europe	61,539	64,937	174,569	186,611
International	68,565	56,495	189,254	157,149

Total	242,019	228,486	691,626	673,893

Net income (loss) attributable to Mine Safety Appliances Company
North America	$10,463	$10,767	$24,732	$25,403
Europe	(301)	(1,060)	(7,247)	2,155
International	3,317	1,666	10,266	3,031
Reconciling	(3,876)	(419)	(1,415)	44

Total	9,603	10,954	26,336	30,633

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